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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                   SCHEDULE TO

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          ENCYSIVE PHARMACEUTICALS INC.
                       (Name of Subject Company (Issuer))


                           EXPLORER ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                   PFIZER INC.
 (Names of Filing Person identifying status as offeror, issuer or other person)


                     COMMON STOCK, $.005 PAR VALUE PER SHARE
                         (Title of Class of Securities)


                                    29256X107
                      (CUSIP Number of Class of Securities)

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                             MARGARET M. FORAN, ESQ.
                                   PFIZER INC.
                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK, 10017
                                 (212) 573-2323

                 (Name, address, and telephone numbers of person
                        authorized to receive notices and
                       communications on behalf of filing
                                    persons)

                                   COPIES TO:
                                RAYMOND O. GIETZ
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK, 10153
                            TELEPHONE: (212) 310-8000

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                            CALCULATION OF FILING FEE
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     Transaction Valuation*                               Amount of Filing Fee*
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        Not Applicable*                                      Not Applicable*
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*     A filing fee is not required in connection with this filing as it relates solely to preliminary communications made before the commencement of a tender offer.

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not applicable

Form or Registration No.:  Not applicable

Filing Party:   Not applicable

Date Filed:     Not applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X]   third-party tender offer subject to Rule 14d-1.

      [_]   issuer tender offer subject to Rule 13e-4.

      [_]   going-private transaction subject to Rule 13e-3.

      [_]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing fee is a final amendment reporting the results of the tender offer: [_]


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                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Joint Press Release issued by Pfizer Inc. and Encysive Pharmaceuticals Inc. dated February 20, 2008.






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